Exhibit 10.22

Confidential Materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.
AGREEMENT
     THIS AGREEMENT is made as of October 29, 2004, by and among Sucampo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 4733 Bethesda Avenue, Suite 450, Bethesda, Maryland 20814 USA (“SPI”), Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, JAPAN (“Takeda”) and Sucampo AG, a corporation organized under the laws of Switzerland and having its principal office at Graben 5, CH-6300 Zug, Switzerland (“SAG”) (this “Agreement”). SPI, Takeda and SAG are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     WHEREAS, SPI is a United States based pharmaceutical company;
     WHEREAS, Takeda is a multinational health care company with research, development and marketing activities worldwide;
     WHEREAS, SAG is a Swiss based discovery and intellectual property holding company;
     WHEREAS, SPI has obtained and licensed rights to certain patents, patent applications and know-how, and certain data, related to the compound known as SPI-0211, from SAG, and has developed the Product (hereinafter defined) for gastroenterology indications;
     WHEREAS, SPI has granted Takeda, in a collaboration and license agreement of even date herewith (the “Collaboration and License Agreement”), an exclusive license to co-develop, use, sell, promote, offer for sale, import and distribute the Product for the gastroenterology indications in the United States and Canada under the Licensed Trademarks (hereinafter defined);
     WHEREAS, SAG hereby acknowledges such license granted for Takeda, and the Parties are willing to define certain parameters of their business relationship regarding each Party’s intellectual property rights to or in the Product;
     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto have agreed as follows:

Article 1 INTRODUCTORY PROVISIONS
1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:
     “Additional Indication(s)” shall mean all Initial Indications, other than Constipation and Constipation-predominant Irritable Bowel Syndrome (“C-IBS”).
     “Affiliate” shall mean, in relation to a Party, any corporation or entity that, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting interest in, or fifty percent (50%) or more of the equity of or the right to appoint fifty percent (50%) or more of the directors or managers of that corporation or other business entity or the power to direct or cause the direction of the management and policies of such corporation or entity, whether pursuant to the ownership of voting securities, by contract or otherwise.
     “Best Efforts” shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment based on acceptable practice, process and speed found in the pharmaceutical industry and taking into account the potential commercial market for the applicable product in the Initial Territory.
     “Chief Officer” shall mean the Chief Executive Officer in the case of SPI, the Chief Operating Officer in the case of Takeda and the President in the case of SAG, respectively.
     “Collaboration and License Agreement” shall have the meaning set forth in the Recital.
     “Commercialization” or “Commercialize” shall mean all activities undertaken pursuant to an approved Commercialization Plan relating to the import, promotion, marketing, detail, storage, handling, offering for sale and sale of a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
     “Commercialization Plan” shall mean the written strategy, schedule and plan for the Commercialization of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, which shall be developed, modified and approved by SPI and Takeda under the Collaboration and License Agreement.
     “Compound” shall mean the active pharmaceutical ingredient known as SPI-0211 or by the USAN name Lubiprostone.
     “Confidential Information” shall mean all information, including but not limited to any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees, consultants or any other similar aspects of a Party’s present or future business, the secrecy of which confers a competitive advantage upon that Party. Confidential Information shall include the terms of this Agreement and the Proprietary Product Information.

     “Development” or “Develop” shall mean all activities undertaken pursuant to a development plan approved by SPI and Takeda to obtain Regulatory Approval for a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. This includes preclinical studies, including but not limited to toxicology, pharmacology, chemistry manufacturing and control of bulk and finished product and any clinical studies as well as all the process and procedures necessary to obtain Regulatory Approval, including preparation and submission of an NDA and other regulatory application(s).
     “Drug Approval Application” shall mean an application for Regulatory Approval, such as an NDA, required to be approved before commercial sale or use of a Product as a drug in a regulatory jurisdiction.
     “Effective Date” shall mean the date first above written.
     “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
     “ICC” shall mean the International Chamber of Commerce.
     “Initial Indications” shall mean all gastroenterology indications, including but not limited to, Constipation and C-IBS for the Product.
     “Initial Territory” shall mean the United States and Canada.
     “Licensed Know-How” shall mean all information and data, regardless of form, which is owned by or licensed (with right of sublicense) to SPI as of the Effective Date or at anytime during the term of this Agreement and is necessary or useful to the Development, the Commercialization, use, importation or sale of the Products.
     “Licensed Patents” shall mean the following, but limited to those parts relating to the Compound and/or the Product, which are owned by or licensed (with right of sublicense) to SPI covering the use, importation, or sale of the Products: (a) those patents and patent applications listed on Exhibit A hereto and any patents issuing therefrom, (b) any patents and patent applications conceived or reduced to practice during the term of this Agreement and (c) all reissues, continuations, continuations-in-part, extensions and reexaminations of any patent or patent applications referenced above. All matters in any patent, patent application or patent claim not covering the Product or the Compound shall be excluded from the scope of this definition.
     “Licensed Trademarks” shall mean the trademark(s) and trade name(s) selected by SPI for use in connection with the Products.
     “Marketing Authorization” shall mean (a) for the United States, the approval of an NDA and (b) for any foreign jurisdiction, the approval from the relevant Regulatory Authority to necessary market and sell the Product in that country, including, without limitation, all applicable pricing and government reimbursement approvals.

     “NDA” shall mean a new drug license application or supplemental application filed with the FDA or any comparable application filed with a Regulatory Authority in or for Canada to obtain Marketing Authorization for a pharmaceutical product in or for Canada.
     “New Formulation(s)” shall mean any formulation of the Product other than the Initial Formulation.
     “New Indication(s)” shall mean any indication for the Product other than the Initial Indications, which is subject to Takeda’s right of first refusal under the Collaboration and License Agreement.
     “New Invention(s)” shall mean all trade secrets, inventions, ideas, processes (including manufacturing processes), methods, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compounds and techniques obtained, developed, conceived or reduced to practice in connection with the Party’s carrying out the terms of this Agreement and the Collaboration and License Agreement..
     “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.
     “Pre-Existing Agreement” shall mean an agreement, between SPI and SAG, under which rights with respect to the Licensed Patents and Licensed Know-How are or have been licensed to SPI for the Initial Territory.
     “Product” shall mean any and all pharmaceutical preparation for human use that contains the Compound, a chemical equivalent, a salt, or a prodrug thereof as an active ingredient. “Proprietary Product Information” shall mean (a) all information and data now or hereafter contained in any Drug Approval Application or otherwise submitted in support of any Regulatory Approval to which either Party shall have the right under applicable law, regulations and administrative decisions to refer to, to authorize third parties to refer to and to prohibit third parties from referring to the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory; (b) all data concerning any serious or unexpected adverse events, side effects and contra-indications of the Product which may come to the attention of either Party, its Affiliates or any sublicensee; (c) all data and information in the possession of either Party, its Affiliates or any permitted sublicensee of a Party relating to (i) the pharmacological or toxicological properties of a Product, (ii) pre-clinical or clinical testing and experience in relation to a Product which is not included in any Drug Approval Application and (iii) to the extent reasonably required for purposes of any application for Drug Approval Application, the chemical composition, manufacturing processes and quality control testing of a Product and (d) all other information and data now or hereafter in existence and not in the public domain, which is in the possession of either Party and its Affiliates and which relates in any way to the Development, testing, manufacture, marketing, use or sale of the Products, including, without limitation, all such information or data that is developed as a result of the Development and/or Commercialization of the Products hereunder. Notwithstanding the foregoing, any data and information developed or obtained by a Party or its Affiliates or any sublicensee that is not based upon the other Party’s confidential or proprietary information shall not be deemed to be Proprietary Product Information, and, any information which may fall in the scope of the definition of the Proprietary Product Information but which is patentable or patented shall be deemed not to be the Proprietary Product

Information but to be the New Invention.
     “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, marketing, export, transport or sale of a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in a regulatory jurisdiction of the Initial Territory.
     “Regulatory Authority” shall mean, in respect of any country, any agency responsible for the issuance of Regulatory Approvals for pharmaceutical products marketed in that country.
     “SPI and/or SAG” shall mean both SPI and SAG jointly or, either SPI or SAG as decided mutually between SPI and SAG.
     “Sub-Licensee” shall mean the third parties to whom the right to sub-license is granted to Takeda by SPI under the Collaboration and License Agreement and to whom Takeda has actually granted such sublicense.
     “Takeda Affiliates” shall mean those Affiliates of Takeda listed on Exhibit C, who are specifically related to this Agreement.
     “Third Party License” shall mean a license from a third party in order to make, have made, use, sell or import the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
     “TPDHC” shall mean the Therapeutic Products Directorate of Health Canada.
1.2 Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this Agreement:
     (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms.
     (b) All references to “Sections,” or “Exhibits” shall mean the corresponding Sections of and Exhibits to this Agreement.
Article 2 ACKNOWLEDGEMENT
     SAG hereby acknowledges and agrees that (i) SPI has granted Takeda, in Collaboration and License Agreement, an exclusive, non-transferable, limited license, with a right to sublicense Takeda Affiliates, under the Licensed Patents, Licensed Know-How and Licensed Trademarks, to conduct Development and Commercialization of the Products, for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory; (ii) if SPI develops any New Indication(s) for the Products in the Initial Territory, Takeda shall be given the right of first refusal to obtain a license to develop and commercialize the Products for such New

Indication(s) in the Initial Territory; and (iii) except for the right to sublicense to Takeda Affiliates as expressly provided herein, Takeda shall not sublicense, assign or otherwise transfer any of the rights licensed to it hereunder by SPI without prior written consent of SPI, which consent of SPI shall not be unreasonably withheld or delayed.
Article 3 INTELLECTUAL PROPERTY RIGHTS
     3.1 Ownership.
     (a) SPI and/or SAG shall own all right, title and interest in and to the Licensed Patents, Licensed Know-How and Licensed Trademarks, subject to the licenses granted to Takeda under this Agreement and the Collaboration and License Agreement.
     (b) SPI shall own all Proprietary Product Information subject to the following provisions of this Section 3.1 (b). All such Proprietary Product Information thus owned by SPI shall be deemed as a part of the Licensed Know-How under the Collaboration and License Agreement. Takeda, on behalf of itself and all Takeda Affiliates, hereby assigns and transfers to SPI all rights that they have, or may have, in and to such Proprietary Product Information to the extent it is with regard to the Product. Takeda, on behalf of itself and all Takeda Affiliates, agree to take such actions, including executing all documents, as are necessary in order to effectuate the assignment of rights as required in this provision, provided, however, that if Takeda, Takeda Affiliates or its Sub-Licensees need to use the Proprietary Product Information which Takeda or Takeda Affiliates have assigned to SPI hereunder, SPI shall grant Takeda, Takeda Affiliates or its Sub-Licensees a royalty-free license to use such Proprietary Product Information.
     (c) Either Party shall own all New Inventions obtained or developed solely by or solely on behalf of such Party or its Affiliates. The New Inventions owned by SPI and/or SAG in accordance with this Article 3(c) shall be included in the Licensed Patents or Licensed Know-How and shall be licensed to Takeda for the purpose of and in accordance with the Collaboration and License Agreement. The New Inventions owned by Takeda in accordance with this Article 3(c) shall be licensed to SPI on a non-exclusive and royalty-free basis with a right to sublicense, to the extent it is with regard to the Compound and/or the Product. If, either Party desires to have a license under the other Party’s New Invention beyond the scope mentioned above, the Parties shall in good faith negotiate the terms and conditions for such license.
     (d) Any New Inventions obtained or developed jointly by the Parties, as a result of the Parties’ collaboration under the Collaboration and License Agreement, shall be owned by SPI and/or SAG, provided, however, that Takeda and its Affiliates (i.e., not only the Takeda Affiliates but also any corporation or entity that, directly or indirectly, controls, is controlled by or is under common control with Takeda in accordance with the definition of the Affiliates) may use such New Invention on a non-exclusive and royalty-free basis with a right to sublicense.
Article 4 PATENT PROSECUTION & MAINTENANCE
     SPI and/or SAG shall file, prosecute, acquire and maintain the Licensed Patents and the Licensed Trademarks at their sole expense. SPI and/or SAG shall pursue all possible patent protection for their patentable inventions that are necessary for or useful to the Development, Commercialization and manufacture of the Product for the Initial Indications and, if applicable,

Additional Indications and/or New Formulations in the Initial Territory. If necessary, SPI and SAG shall consult with Takeda regarding the prosecution of all Licensed Patents and patent strategy for the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory and shall comply with Takeda’s requests with regard to the same in furtherance of the goal of obtaining the maximum possible patent protection for the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
Article 5 ENFORCEMENT
     If either Party learns of any infringement or threatened infringement by a third party of the Licensed Patents, Licensed Know-How or Licensed Trademarks, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such infringement. SPI and/or SAG shall have the first right, but not the obligation, upon consulting with Takeda, to prosecute any alleged infringement, misappropriation or misuse of the Licensed Patents, Licensed Know-How and/or Licensed Trademarks in the Initial Territory, provided, however, that Takeda may make reasonable requests or recommendation to SPI and/or SAG in connection with any such defense which SPI and/or SAG shall make good faith efforts to comply with, and, further, that Takeda may join such legal action at its own expense through a counsel for its own choice. If SPI and/or SAG decides at any time to commence or continue prosecution of such a legal action jointly with Takeda, SPI and/or SAG shall so notify Takeda in writing, and Takeda shall, with sharing the incurring cost as agreed with SPI and/or SAG at that time, to commence or continue prosecution of such action. If SPI and/or SAG decides at any time not to commence or continue prosecution of such a legal action, SPI and/or SAG shall so notify Takeda in writing, and Takeda shall have the right, in its absolute discretion and sole expense, to commence or continue prosecution of such action. In any such legal action either Party may prosecute or defend under this Article 5, the other Party shall cooperate with and at the request of the Party prosecuting the suit. Any recovery, in excess of the costs and expenses for such action which shall first be compensated to the Party who bore the same, shall be equally shared by the Parties who took such action at their costs and expenses.
Article 6 DEFENSE OF THIRD PARTY CLAIMS
     (a) If an allegation to the effect that an activity by a Party with regard to the Product infringes a right of a third party is made to any of the Parties, SPI and/or SAG shall take all possible measures to defend against such allegation at their own expense. Takeda may make reasonable requests or recommendation to SPI and/or SAG in connection with any such defense which SPI and/or SAG shall make good faith efforts to comply with.
     (b) If SPI and/ or SAG request, Takeda shall join the said defense of SPI and/or SAG at its own expense through a counsel for its own choice, and further Takeda shall defend itself at its own expense through a counsel for its own choice.

     (c) The defending Party shall not have the right to settle such allegation in a manner that would impair the other Party’s rights under this Agreement and the Collaboration and License Agreement or require the other Party to make any monetary payments or be subject to an injunction without the prior written consent of the non-defending Party, such consent not to be unreasonably withheld. If, however, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, Takeda is required to obtain a Third Party License, SPI agree to bear [**] of such royalty payments under such Third Party License, provided however, that the amount paid by SPI shall not exceed [**] % of the annual royalties which SPI is receiving each year from Takeda, and provided, further that if there are multiple third parties, the amount paid by SPI shall not exceed [**] % of the annual royalties which SPI is receiving each year from Takeda.
Reasonable lawyer fees and legal costs shall be shared equally between SPI and Takeda.
Article 7 COVENANT NOT TO SUE
     Takeda, on behalf of itself, all Takeda Affiliates and Sub-Licensee(s), covenants and agrees that none of Takeda, any Takeda Affiliates and Sub-Licensee(s) will take any action against SPI or any SPI Affiliates related to the Products based on SPI or its Affiliates allegedly being in violation or infringement of any patent, know-how or other intellectual property right owned by or licensed to Takeda, any Takeda Affiliates and Sub-Licensee(s) during the term of this Agreement and to the extent it is with regard to the Product for the Initial Indication.
Article 8 REPRESENTATIONS AND WARRANTIES
     8.1 Mutual Representations. Each Party represents and warrants to the other Parties that:
     (a) Due Organization. Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement.
     (b) Due Execution. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (iii) conflict with or constitute a default under any other agreement to which such Party is a party.
     (c) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally, and by general principles of equity and by limitation imposed by law and public policy on indemnification or exculpation).

     (d) Present Authorizations. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement, and to otherwise perform such Party’s obligations under this Agreement.
     (e) Conflicting Agreements. Neither such Party nor any of its Affiliates are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any third party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement nor will either Party undertake any such obligation during the Term.
     (f) No Debarment. Neither Party will employ any personnel, and will knowingly use a contractor or consultant, debarred (or a similar sanction) by a Regulatory Authority in the Initial Territory, or who is subject of an FDA or TPDHC debarment investigation or proceeding (or similar proceeding of a regulatory authority in the Initial Territory), in connection with the Development, Commercialization or manufacturing of the Products or the Compound.
     (g) Future Authorizations. Unless expressly stated otherwise in this Agreement, all Parties shall obtain all authorizations, consent and approvals, government or otherwise, necessary for such Party to perform its obligations under this Agreement.
     (h) Product Liability Insurance. Each Party shall use its best efforts to purchase product liability insurance which sufficiently covers the possible damages and losses of such Party.
     8.2 Additional Representations. SPI and SAG jointly and severally represent and warrant to Takeda that:
     (a) Pre-Existing Agreements.
          (i) Neither SAG nor SPI has previously granted and will grant any rights inconsistent with the rights and licenses granted to Takeda under the Collaboration and License Agreement and acknowledged herein.
          (ii) SPI has the full right, power and authority to grant, has been granted any required consents, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Takeda under the Collaboration and License Agreement and acknowledged herein.
          (iii) As of the Effective Date, there are no existing agreements, options, commitments or rights with, of or to any third party to acquire, or obtain any rights with respect to the Licensed Patents, Licensed Know-How and Licensed Trademarks that would impair the licenses granted to Takeda under the Collaboration and License Agreement and acknowledged herein.
          (iv) As of the Effective Date, neither SAG nor SPI has entered into any agreement not to assert any charge of infringement of any intellectual property which would impact its ability to enforce the Licensed Patents, Licensed Know-How and Licensed Trademarks as SAG and/or SPI sees fit.

          (v) As of the Effective Date, to the knowledge of SPI and SAG, each agreement between SAG and SPI, and between a third party and SPI, under which rights with respect to the Licensed Patents and Licensed Know-How are or have been licensed to SPI for the Initial Territory (collectively the “Pre-Existing Agreements”) is in full force and effect, and to the knowledge of SPI and SAG no party (including SPI and SAG) to such agreements is in breach or default thereunder.
          (vi) SAG agrees that in the event of any termination of, other enforcement of the terms and conditions of, or exercise by SAG of its rights under the Pre-Existing Agreements between SAG and SPI, such action shall not result in either a termination of the license granted to Takeda and acknowledged herein, or diminution or impairment of any of rights granted to Takeda and acknowledged herein.
     (b) Intellectual Property.
          (i) The Licensed Patents, Licensed Trademarks and Licensed Know-How constitute all of the intellectual property that to SAG’s or SPI’s knowledge (i) is in use or under development for use, in the Development and/or Commercialization of the Products for the Initial Indications in the Initial Territory, or (ii) is necessary for the Development and/or Commercialization of the Products for the Initial Indications in the Initial Territory. The information transferred to Takeda under this Agreement and/or the Collaboration and License Agreement constitutes all information that (a) is in use, or is under development for use, in the Development and/or Commercialization of the Product, or (b) is necessary for the Development or Commercialization of the Product. Any future patents and patent applications owned by or licensed to SPI and/or SAG relating to the Compound and/or the Product for the Initial Indications in the Initial Territory shall be included in the Licensed Patents and granted a right and license under and in accordance with the Collaboration and License Agreement.
          (ii) As of the Effective Date, each of SPI and SAG have provided to Takeda all relevant documents in its files for, as well as all other information, to their knowledge, that is material to, the Licensed Patents, Licensed Know-How and Licensed Trademarks, or any information that relates to the patentability or validity of the Licensed Patents, Licensed Know-How and Licensed Trademarks or the freedom to operate thereunder.
          (iii) As of the Effective Date, SPI and/or SAG are the legal and beneficial owners or licensees of the Licensed Patents, Licensed Know-How and Licensed Trademarks free and clear of any lien, mortgage, security interest, license, right, pledge, restriction on transferability, charge or encumbrance of any nature whatsoever on or affecting any property or property interest, and to their knowledge, no third party has any right, title or interest in the Licensed Patent Rights, Licensed Know-How and Licensed Trademarks for the Development and Commercialization (but excluding manufacturing rights) of the Products for the Initial Indications in the Initial Territory.
          (iv) Exhibit A accurately and completely identifies all Licensed Patents as of the Effective Date. To the knowledge of SPI and/or SAG, as of the Effective Date, (i) the Licensed Patents are valid and enforceable and neither SAG nor SPI has knowledge of any information that may render any of the claim of any Licensed Patents invalid or unenforceable, and (ii) there are no Licensed Patents or similar intellectual property rights of a third party that the Development or Commercialization (excluding manufacturing rights) of Products in the Initial Territory would infringe if Takeda did not have a license thereto.

          (v) As of the Effective Date and to the knowledge of SPI and SAG, there are no pending claims, judgments or settlements against or owed by SPI and/or SAG pending nor any reissue, reexamination, interference, opposition or similar proceedings with respect to the Licensed Patents, Licensed Know-How and Licensed Trademarks. As of the Effective Date, neither SAG nor SPI has received notice of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Licensed Patents, Licensed Know-How or Licensed Trademark. As of the Effective Date, neither SAG nor SPI has received any notice from any third party which alleges, challenges or questions the right of Takeda to Develop or Commercialize (excluding manufacturing rights) the Products for the Initial Indications in the Initial Territory. During the term of this Agreement, SPI and/or SAG shall promptly notify Takeda in writing upon learning of any such actual or threatened claim, judgment or settlement or notice or the institution of any reissue, reexamination, interference, opposition or similar proceeding.
          (vi) As of the Effective Date, to SAG’s or SPI’s knowledge, there are no third party patent applications which, if issued, would materially adversely affect the right of Takeda to practice under the Licensed Patents.
          (vii) There have been no, and SPI and SAG have no reason to believe that there will be any, inventorship challenges with respect to any of the Licensed Patents.
     (c) No Debarred Individuals. As of the Effective Date, SPI and/or SAG have not employed and, to their knowledge, have not used a contractor or consultant that has employed, any individual or entity debarred by the U.S. or TPDHC, or, to the knowledge of SPI and/or SAG, any individual who or entity which is the subject of a debarment investigation or proceeding (or similar proceeding) of the FDA or TPDHC.
     8.3 Takeda Warranties. Takeda hereby represents and warrants to SPI and SAG that:
     (a) Affiliate and Sub-Licensee Compliance. All Takeda Affiliates and Sub-Licensee(s) who obtain a sublicense as permitted hereunder will comply with the terms of this Agreement in connection, and Takeda shall remain responsible for and be a guarantor of the compliance of all Takeda Affiliates and Sub-Licensee(s).
     (b) Maximizing Net Sales Revenue. Takeda shall use its Best Efforts to maximize the Net Sales Revenue for the Products in the Initial Territory.
     (c) No Debarred Individuals. As of the Effective Date, Takeda has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the U.S. or TPDHC, or, to the knowledge of Takeda, any individual who or entity which is the subject of a debarment investigation or proceeding (or similar proceeding) of the FDA or TPDHC.
     (d) Assignment of Proprietary Product Information. Takeda has all rights necessary to assign, transfer and license the Proprietary Product Information to SPI as required in Section 3.1(b).

Article 9 INDEMNIFICATION
     9.1 Indemnification by Takeda.
     Takeda shall indemnify, defend and hold harmless SPI and SAG from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) (a “Liability”) resulting from a claim, suit or proceeding made or brought by a third party against SPI, SAG or its Affiliates arising from or occurring as a result of (i) any breach of the representations and warranties made by Takeda (and, if applicable Takeda Affiliates or its Sub-Licensee(s)) in Article 8; (ii) negligence of Takeda (and, if applicable, Takeda Affiliates or its Sub-Licensee(s)) in conducting any research, development, if conducted by Takeda, Takeda Affiliates or its Sub-Licensee(s), testing, importation, use, offer for sale, sale or other distribution of any Product by Takeda (or, if applicable Takeda Affiliates or its Sub-Licensee(s)) (including without limitation, product liability claims), (iii) the Commercialization by Takeda (and, if applicable Takeda Affiliates or its Sub-Licensee(s)), despite SPI’s good faith proposal to change the Commercialization Plan or the Commercialization because of the possible illegality of the sales and marketing practice, or as a result of unfair practice or unfair competition which is not within industry standard by Takeda (and, if applicable Takeda Affiliates or its Sub-Licensee(s)), or (iv) failure of Takeda (and, if applicable Takeda Affiliates or its Sub-Licensee(s)) to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Products, except in each case to the extent caused by the negligence or willful misconduct of SPI, SAG or its Affiliates.
     9.2 Indemnification by SPI and/or SAG.
     SPI and/or SAG shall indemnify, defend and hold harmless Takeda (and, if applicable, Takeda Affiliates or its Sub-Licensee(s)) from any Liability resulting from a claim, suit or proceeding made or brought by a third party against Takeda (and, if applicable, Takeda Affiliates or its Sub-Licensee(s)) arising from or occurring as a result of (i) any breach of the representations and warranties made by SPI and SAG in Article 8; or (ii) failure of SPI and/or SAG to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Products, except in each case to the extent caused by the negligence or willful misconduct of Takeda, Takeda Affiliates or Sub-Licensee(s).
     9.3 The matters not covered by any of Section 9.1 or 9.2.
     If a product liability claim is made or brought by a third party against either or both Parties but is not covered by Sections 9.1 or 9.2, the SPI and Takeda (or, if applicable, the Sub-Licensee(s)) shall share any damage, loss and cost incurred by either or both Parties in connection with such product liability claim in accordance with the Collaboration and License Agreement.
     9.4 Indemnification Process.
     In the event that any indemnified Party intends to claim indemnification under this Article 9 it shall promptly notify the other Party (the “indemnifying Party”) in writing of such alleged claim. The indemnifying Party shall have the sole right to control the defense and settlement thereof. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which the indemnifying Party shall not be required to give. In addition, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third party, and such indemnified Party hereby assigns to the indemnifying Party all claims, causes of action and other rights which the indemnified Party may then have against any third party, including Affiliates and Sub-Licensees and, in the case of SPI, against any contract manufacturer of Product, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that any Party fails to perform its indemnification obligations under this Article 9, such Party owing a duty of indemnification hereby assigns to the other Party all claims, cause of action and other rights which the Party owing such duty may then have against any third party, including Affiliates and sublicensees and, in the case of SPI, against any contract manufacturer of Product, with respect to the claim, suit or proceeding. For the avoidance of doubt, in relation to the indemnification, SPI and SAG shall jointly and severally responsible to Takeda.
Article 10. CONFIDENTIALITY
     10.1 Non-Use and Non-Disclosure.
     Each Party acknowledges and agrees that all the other Party’s Confidential Information is confidential and proprietary to the disclosing Party. Each Party shall not use or disclose to any third party the other Party’s Confidential Information for any purpose other than as permitted or required hereunder. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other Party’s Confidential Information as it applies to the protection of its own Confidential Information.
     10.2 Exclusions.
     Information shall not be considered Confidential Information hereunder if it:
          (a) was already in the possession of the receiving Party prior to its receipt from the disclosing Party, as shown by the receiving Party’s books and records;
          (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving Party, provided, Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with any Regulatory Authority;
          (c) is, or becomes, available to the receiving Party from a source other than the disclosing Party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing Party with respect to it;
          (d) is made available on an unrestricted basis by the disclosing Party to a third Party unaffiliated with the disclosing Party; or

          (e) is required to be revealed pursuant to law, provided, however, the receiving Party which is under any such requirement of law shall give reasonable notice to the disclosing Party of such requirement and shall cooperate with the disclosing Party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.
     10.3 Authorized Disclosures.
     Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining financing from third parties or conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosures of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, and with prior notice to the other Party of each third party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 10 to any third party for the purpose of carrying out the purposes of this Agreement
     10.4 Duration; Surviving Obligation.
     Each Party’s obligations of non-use and non-disclosure of the other Party’s Confidential Information shall apply during the term of this Agreement and shall also survive for a period of ten (10) years after its termination for any reason, provided, however, that, if this Agreement is terminated earlier than the term set forth in Article 12, each Party’s obligations shall survive ten (10) years after the expiration of the last valid Licensed Patent.
Article 11 FORCE MAJEURE
     11.1 Notice. “Force Majeure” shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party’s performance of its obligations (except payment obligations) under this Agreement. Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies. A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.
     11.2 Suspension of Performance. After an affected Party has given notice under Section 11.1, that Party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance, provided, however, that the Party so affected shall use reasonable efforts to avoid or remove such causes of non performance. The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.
     11.3 Amendment or Termination. If the period of Force Majeure continues for more than one (1) year, the Parties shall meet and discuss whether the Agreement shall be amended or terminated.
Article 12 TERM AND TERMINATION
     (a) The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2020. SAG hereby acknowledges and agrees that this Agreement may be terminated earlier than said termination date in case the Collaboration and License Agreement terminates, in that case which SPI and Takeda shall use commercially reasonable efforts to give SAG a prior notice of such early termination. SAG shall accept such early termination upon receiving the notice from SPI and Takeda.
     (b) The Parties’ respective rights and obligations under Article 9 (Indemnification), 13 (Limitation of Liability), 14 (Dispute Resolution) and 15 (Miscellaneous) shall survive termination or expiration of this Agreement. The Parties’ respective rights and obligations under Article 10 (Confidentiality) shall survive termination or expiration of this Agreement for the period stated therein.
Article 13 LIMITATION OF LIABILITY
     EXCEPT FOR ANY BREACH OF ARTICLE 10 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SIMILAR LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. IN ADDITION, SPI AND ITS AFFILIATES SHALL NOT BE LIABLE TO TAKEDA IN THE EVENT THAT AN NDA IS NEVER ISSUED OR GRANTED OR NET SALES REVENUE ARE NEVER ACHIEVED.
Article 14 DISPUTE RESOLUTION
     14.1 Negotiation.
     The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 14.2, no formal dispute resolution shall be used by either Party unless and until the Chief Officers of each Party shall have attempted to meet in person to achieve such an amicable resolution. SAG as well as SPI agrees that SPI represents SAG in such dispute resolution process set herein under Article 14.

     14.2 Reservation for Litigation.
     Notwithstanding Section 14.3 below, each Party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other Party is or appears to be in violation of such other Party’s obligations of non-use and non-disclosure under Article 10 above, including, without limitation, any injunction or other preliminary relief.
     14.3 Arbitration.
     Subject to the reservation of the Parties under Section 14.2 above, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved between or among the Parties hereto under Section 14.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the Effective Date, as modified by Section 14.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be New York, New York, U.S.A. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected as follows: (i) if the arbitration is held between two (2) of the Parties, one of the arbitrators will be selected by one (1) of the relevant two (2) Parties, one of the arbitrators will be selected by the remaining one (1) of the relevant two (2) Parties, and the other will be selected by mutual agreement of two (2) arbitrators thus selected by the relevant two (2) Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC; and (ii) if the arbitration is held among all of the Parties, one (1) of the arbitrators will be selected by SPI and RTU, one of the arbitrators will be selected by Takeda, and the other will be selected by mutual agreement of the two (2) arbitrators thus selected by the Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have knowledge of and experience in the pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in international law and technology licensing. Notwithstanding anything to the contrary contained herein, if an arbitration is held only between two (2) of the Parties, the rights and obligations of the remaining one (1) Party under this Agreement and/or Supply and Purchase Agreement shall not be modified, changed or influenced in any way.
     14.4 Special Rules.
     Notwithstanding any provision to the contrary in the Rules of Arbitration of the ICC, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules: (a) the arbitrators may not award or assess punitive damages against either Party; and (b) relevant Parties among SPI, SAG, and/or Takeda shall bear their own costs and expenses of the arbitration and shall equally share the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party (or Parties).
     14.5 Survival.
     The duty of the Parties to arbitrate any dispute, controversy or claim under this Article 14 shall survive the termination of this Agreement for any reason.

Article 15 MISCELLANEOUS
     15.1 Entire Agreement.
     This Agreement, including Exhibits attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersede all previous agreements by and among three Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions among the Parties related to this Agreement.
     15.2 Relationship.
     The Parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.
     15.3 Assignment.
     Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party. This Agreement shall inure to the benefit of the Parties hereto and any permitted assignees. Any prohibited assignment shall be null and void.
     15.4 Notices; Language.
     Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

If to Takeda:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome
Chuo-ku, Osaka 540-8645 Japan

Facsimile: 81-6-6204-2328
Attention: General Manager, Licensing Department

If to SPI:	Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814
United States

Facsimile:1-301-961-3440
Attention: Chief Executive Officer

If to SAG:	Sucampo AG
Graben 5
CH-6300 Zug
Switzerland

Facsimile: 41-1-252-98-04
Attention: Director, Dr. Eric Buis
     15.5 Governing Law.
     This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York, USA, excluding its choice of law rules and the U.N. Convention on the International Sale of Goods.
     15.6 Amendment.
     This Agreement may not be modified or amended, in whole or in part, except by written agreement signed by all Parties.
     15.7 Severability.
     If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.
     15.8 Counterparts.
     This Agreement shall be executed in three or more counterparts , and each such counterpart shall be deemed an original hereof.
     15.9 Waiver.
     No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
     15.10 No Limitation of Damages.
     No payments or agreements to pay under this Agreement shall in any way preclude or limit the rights of either Party to seek the full recovery of its damages (subject to the limitations stated in this Agreement), or to seek equitable relief, for breach of this Agreement by the other Party.

15.11 License Status in Bankruptcy.
     All rights and licenses granted under or pursuant to any section of this Agreement and the Collaboration and License Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“the Bankruptcy Code”), licenses of any rights to “intellectual property” as that term is defined under Section 101(35A) of the Bankruptcy Code. Upon the bankruptcy of any Party or Affiliate thereof, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments thereof, and the same, if not already in its possession, shall be promptly delivered to the non-bankrupt Party upon written request therefor, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date

TAKEDA PHARMACEUTICAL COMPANY LIMITED

/s/ Yasuchika Hasegawa

By: Yasuchika Hasegawa
Its President and Chief Operating Officer

SUCAMPO PHARMACEUTICAL, INC.

/s/ Sachiko Kuno

By: Sachiko Kuno, PhD
Its President and Chief Executive Officer

SUCAMPO AG

/s/ Ryuji Ueno

By: Ryuji Ueno
Its Director

/s/ Misako Nakata

By: Misako Nakata
Its Director

EXHIBIT A:
Licensed Patents

Title	Country	Application No.	Filing Date	Patent No.	Issue Date
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	681031	4/5/1991	5225439	7/6/1993
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	700895	5/13/1991	5166174	11/24/1992
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV	925220	8/6/1992	5284858	2/8/1994
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV	08/53487	4/28/1993	5428062	6/27/1995
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	08/53561	4/28/1993	5380709	1/10/1995
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV2	08/401675	3/10/1995	5886034	3/23/1999
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV3	09/073253	5/6/1998	6265440	7/24/2001
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	Canada	557407	1/26/1988	1323364	10/19/1993
CATHARTICS	U.S.A. CA2	996495	12/30/1992	5317032	5/31/1994
CATHARTICS	Canada	578500	9/27/1988	12312014	12/29/1992
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A.	09/688351	10/16/2000	6583174	6/24/2003
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
ANTI-CONSTIPATION COMPOSITION	U.S.A.	09/655760	9/5/2000	6414016	7/2/2002
ANTI-CONSTIPATION COMPOSITION	U.S.A. DIV	10/138650	9/5/2000	6610732	8/26/2003
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Title	Country	Application No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

*	Canada from PCT

**	U.S.A. and Canada from PCT

EXHIBIT B
List of Takeda Affiliates
Takeda Pharmaceuticals North America, Inc.

22